Exhibit 11

                     COMPUTATION OF EARNINGS PER SHARE

                                    THREE MONTHS      NINE MONTHS  TWELVE MONTHS
                                12/31/95    12/31/94    12/31/95     3/31/95
                                --------    --------    --------     -------

          PRIMARY
          -------

Net earnings applicable to
  common stock:


   Net earnings                $  969,012  $  118,235  $1,310,592  $1,064,949
   Deduct preferred stock
     dividends paid               (31,830)    (31,830)    (95,490)   (127,320)
                                ---------   ---------   ---------   ---------

Net earnings (loss) applicable
  to common stock              $  937,182     $86,405  $1,215,102     937,629
                                =========   =========   =========   =========

Weighted average number of
  common shares and common
  equivalents outstanding:

Weighted average common
  shares outstanding            3,229,104   3,105,360   3,176,919   3,074,615
Additional shares assuming
  conversion of options and
  warrants                        594,573     339,668     529,414     241,800
                                ---------   ---------   ---------   ---------

Weighted average number of
  common shares and common
  equivalents                   3,823,677   3,445,028   3,706,333   3,316,415
                                =========   =========   =========   =========

Primary earnings per share          $0.25       $0.03       $0.33       $0.28
                                =========   =========   =========   =========

          FULLY DILUTED*
          --------------

Net earnings applicable to
  common stock on a fully
  diluted basis:

  Net earnings applicable to
    common stock per above     $  937,182   $  86,405  $1,215,101    $937,629
  Add net interest expense
    related to convertible
    debentures                     42,000      23,100     126,000      87,062
  Add dividends
    on convertible
    preferred stock                31,830      31,830      95,490     127,320
                                ---------   ---------   ---------   ---------

  Net earnings applicable
    to common stock on a
    fully diluted basis        $1,011,012  $  141,335  $1,436,591  $1,152,011
                                =========   =========   =========   =========

Total shares for fully diluted:

  Shares used in calculating
    primary earnings per share  3,823,677   3,445,028   3,706,333   3,316,415
  Additional shares to be
    issued from common
    equivalents under full
    dilution using ending
    market price                   77,371        --        82,363      99,719
  Additional shares to be
    issued under full
    conversion of convertible
    debentures                    600,000     300,000     600,000     357,534
Additional shares to be issued
  under full conversion of
  preferred stock                 294,723     294,723     294,723     294,723
                                ---------   ---------   ---------   ---------

Total shares for
  fully diluted                 4,795,771   4,039,751   4,683,419   4,068,391
                                =========   =========   =========   =========

FULLY DILUTED EARNINGS
  PER SHARE                        $0.21       $0.03       $0.31       $0.28


    This calculation is submitted for the year ended March 31, 1995, in accordance with Securities Exchange Act of 1934, Release No. 9083, although not required by footnote 8, paragraph 40 of APB No. 15 because it results in anti-dilution.